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                                                            EXHIBIT 99.1


                                                   151 Farmington Avenue
                                                   Hartford, Conn. 06156

                                                   MEDIA CONTACT:
                                                   Joyce A. Oberdorf
                                                   860-273-7392
                                                   Oberdorfja@aetna.com

                                                   INVESTOR CONTACT:
                                                   Robyn S. Walsh
                                                   860-273-6184
                                                   Walshr@aetna.com


                 AETNA SEES RISE IN COMMERCIAL HMO MEDICAL COSTS

                  -- TREND TO NEGATIVELY IMPACT 2Q EARNINGS --


HARTFORD, CT, JULY 18, 2000 - Aetna (NYSE: AET) announced today that preliminary second quarter data show higher-than-anticipated commercial HMO medical costs for the second quarter of 2000.

Based on current information, which represents approximately 50 percent of second quarter claim data and excluding Prudential HealthCare, the commercial HMO medical cost trend(1) appears to have increased approximately 10 percent to 12 percent year-over-year during the second quarter. The company believes the primary reason for the increase in commercial HMO medical costs is an increase in utilization. The company also is experiencing higher medical costs in its Medicare HMO and Prudential HealthCare HMO businesses.

Specifically, current claim information shows:
    * A significant rise in inpatient utilization;
    * A higher number of emergency room visits and outpatient surgeries; and
    * To a lesser extent, longer maternity length of stays, more specialist office visits, and increased costs for physician-administered injectables.

As a result, Aetna expects second quarter operating earnings in the range of $0.85 to $0.95 per share, compared with the mean analysts' consensus estimate of $1.20 per share as reported by First Call on July 17.


(1) Medical cost trend is defined as changes in utilization plus unit costs.

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"We are very disappointed with this increase in medical cost trends," said Aetna
Chairman and CEO William H. Donaldson. "While our current-period information is not complete, we wanted to alert our shareholders to this rise in medical costs. At this point, no single reason has emerged; instead there are a number of causes, which vary in importance by region and by market.

"We are highly focused on actions we are taking to address the underlying causes of these higher costs and to offset their impact on our customers and on earnings going forward."

These actions include:
* Shifting resources to enhance on-site concurrent reviews, and conducting a thorough review of other utilization management processes to improve their effectiveness;
* Reviewing our business and operational processes to increase efficiencies and further reduce costs;
* Implementing premium increases on health plan business renewing in the fourth quarter of the year and going forward to reflect the rise in medical costs;
* Evaluating markets and products with the goal of either fixing or exiting those that do not meet financial or strategic targets, and
* Redesigning benefit offerings to include features, such as tiered co-pays, which have been shown to impact utilization.

"We are strongly committed to eliminating the immediate obstacles to better financial performance and to remaking our business model to be not only more consumer-focused, responsive and flexible, but also more efficient and cost-effective," Donaldson said. "Achieving these twin goals is our highest priority.

"Despite these current problems, our health business remains profitable, with strong cash flows. We believe it has the potential to deliver industry-leading financial performance and significant value to our shareholders long term," Donaldson said.

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The company will announce second quarter financial results on August 4, 2000.

CAUTIONARY STATEMENT - Certain information in this press release is forward looking, including our preliminary projections of medical cost trends for the second quarter of 2000 and the reasons for their increase, our projections as to our operating earnings for the second quarter of 2000 and our expectations as to the future impact of certain actions and plans we are implementing in our health business. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Aetna's control. Important risk factors could cause actual future results to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: continued or further unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower premium or higher cost products or membership adverse selection); the ability to successfully integrate the Prudential HealthCare transaction on a timely basis and in a cost-efficient manner, and to achieve projected operating earnings targets for that acquisition (which also is affected by the ability to retain acquired membership and the ability to eliminate duplicative administrative functions and integrate management information systems); adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, other proposals that would increase potential litigation exposure or proposals that would mandate coverage of certain health benefits); and the outcome of litigation and regulatory matters, including numerous purported health care actions and ongoing reviews of business practices by various regulatory agencies.

For further discussion of important risk factors that may materially affect management's estimates, Aetna's results and the forward-looking statements herein, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, which risk factors are incorporated herein by reference. You also should read those filings, particularly Aetna's 1999 Report on Form 10-K and Report on Form 10-Q for the period ended March 31, 2000 filed with the SEC, for a discussion of Aetna's results of operations and financial condition.